UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEXALIN TECHNOLOGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NEXALIN TECHNOLOGY, INC.

1776 Yorktown, Suite 550

Houston, TX 77056

Notice of Special Meeting of Stockholders

To be held on March 7, 2024

To our Stockholders:

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the “Special Meeting”) of Nexalin Technology, Inc. (“Nexalin” or the “Company”) will be held in a virtual-only meeting format conducted via live audio webcast located at https://www.cstproxy.com/nexalin/sm2024 on March 7, 2024 at 10:00 a.m. (Eastern Standard Time).

The following items are scheduled for consideration and action at the Special Meeting.

1.	To approve an amendment to the Company’s Certificate of Incorporation, as amended to date (the “Reverse Stock Split Amendment”), to effect a reverse stock split of the Company’s common stock and give the Company’s Board of Directors the authority to determine whether filing such Reverse Stock Split Amendment is necessary and, if so, the ratio of such split;

2.	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt Proposal 1; and

3.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 17, 2024 as the record date for determining the stockholders having the right to notice of and to vote at the Special Meeting.

The Board of Directors recommends that you vote FOR the approval of the Reverse Stock Split Amendment and the grant of authority to the Company’s Board of Directors to determine whether filing such Reverse Stock Split Amendment is necessary and, if so, the ratio of such split, all as described in Proposal No. 1 of the Proxy Statement; and FOR the approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes to adopt Proposal 1, as described in Proposal 2 of the Proxy Statement.

Attending the Virtual Meeting

As described in the proxy materials for the Special Meeting, you are entitled to attend and participate in the virtual Special Meeting if you were a stockholder of record as of the close of business on January 17, 2024, the record date, or if you hold a legal proxy for the Special Meeting provided by your bank, broker-dealer, or other similar organization. The accompanying proxy materials include instructions on how to participate in the Special Meeting and how to vote your shares of the Company’s common stock in the Special Meeting.

Stockholders attending the Special Meeting will be in a listen-only mode. However, virtual attendees will be able to vote and submit questions during the Special Meeting using the virtual Special Meeting website.

Your vote is important. Whether or not you plan to attend the Special Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the Special Meeting.

By order of the Chairman of the Board

Leslie Bernhard

Houston, Texas

January 16, 2024

IMPORTANT: IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE OR MAIL AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

We appreciate your giving this matter your prompt attention.

Important Notice Regarding Availability of Proxy Materials
for the Stockholder Meeting To Be Held On March 7, 2024.

THE PROXY MATERIALS FOR THE SPECIAL MEETING, INCLUDING THE PROXY

STATEMENT (COLLECTIVELY, THE “PROXY MATERIALS”) ARE ALSO AVAILABLE AT

HTTPS://WWW.CSTPROXY.COM/NEXALIN/SM2024.

NEXALIN TECHNOLOGY, INC.

1776 Yorktown, Suite 550

Houston, TX 77056

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

To be Held on March 7, 2024

Proxies in the form enclosed with this statement are solicited by the Board of Directors (the “Board”) of Nexalin Technology, Inc. (“we,” “us,” “our,” the “Company” or “Nexalin Technology”) to be used at the Special Meeting of Stockholders (the “Special Meeting”) and any adjournments thereof, to be held on a virtually via the Internet on March 7, 2024 at 10:00 a.m., Eastern Standard Time, for the purposes set forth in the Notice of Meeting and this Proxy Statement. The Company’s principal executive offices are located at 1776 Yorktown, Suite 550, Houston, Texas 77056. The approximate date on which this Proxy Statement and the accompanying Proxy will be mailed to stockholders is January 26, 2024.

THE VOTING AND VOTE REQUIRED

Record Date and Quorum

Only stockholders of record at the close of business on January 17, 2024, (the “Record Date”) are entitled to notice of and vote at the Special Meeting. On the Record Date, there were 7,286,562 outstanding shares of common stock, par value $.001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote. Shares represented by each properly executed, unrevoked proxy received in time for the Special Meeting will be voted as specified. A quorum will be present at the Special Meeting of stockholders owning not less than one-third of the shares issued and outstanding on the Record Date are present at the Special Meeting in person or by proxy.

Voting of Proxies

The persons acting as proxies pursuant to the enclosed proxy will vote the shares represented as directed in the signed proxy. Unless otherwise directed in the proxy, the proxyholders will vote the shares represented by the proxy: (i) the approval and adoption of the Reverse Stock Split Amendment; and (ii) the approval of the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt Proposal 1.

All votes will be tabulated by the Inspector of Elections appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Under Nexalin Technology’s Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) proxies that reflect abstentions will be treated as voted for purposes of determining approval of that proposal and will be counted as votes against that proposal; and (3) proxies that reflect broker non-votes will be treated as not voted for purposes of determining approval of that proposal and may, in some circumstances, be counted as votes against that proposal.

Voting Requirements

With respect to both proposals, the affirmative vote of the majority of votes cast affirmatively or negatively is required for approval.

Revocability of Proxy

A proxy may be revoked by the stockholder giving the proxy at any time before it is voted by delivering oral or written notice to the Corporate Secretary of Nexalin Technology at or prior to the Special Meeting, and a prior proxy is automatically revoked by a stockholder giving a subsequent proxy or attending and voting at the Special Meeting. Attendance at the Special Meeting in and of itself does not revoke a prior proxy.

Expenses of Solicitation

Nexalin Technology will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Special Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, or employees of Nexalin Technology telephonically, electronically or by other means of communication. Nexalin Technology will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

Virtual Meeting Instructions/Q&A

Q:	How can I attend the Special Meeting?

A:	The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted by webcast and by telephone access (listen-only). You are entitled to participate in the Special Meeting only if you were a stockholder of the Company as of the close of business on the Record Date or if you hold a valid Proxy for the Special Meeting. There is no physical location for the Special Meeting.

You will be able to attend the Special Meeting online and submit your questions during the Special Meeting by visiting https://www.cstproxy.com/nexalin/sm2024. You also will be able to vote your Common Stock online by attending the Special Meeting by webcast.

To attend the Special Meeting by telephone (listen-only), you may utilize the following:

Within the U.S. and Canada: 1 800-450-7155 (toll-free)

Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 2801327#

To participate in the Special Meeting, you will need to review the information included on your Notice, on your Proxy card or on the instructions that accompanied your Proxy Materials.

If you hold your Common Stock through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The Special Meeting will begin promptly at 10:00 a.m., Eastern Standard Time. If you plan to attend the Special Meeting, we encourage you to log-in prior to the start time, leaving ample time for check-in. Please follow the registration instructions as outlined in this Proxy Statement.

Q:	How do I register to attend the Special Meeting virtually on the Internet?

A:	If you are a registered stockholder (i.e., you hold your Common Stock through our transfer agent, Continental Stock Transfer & Trust), you do not need to register to attend the Special Meeting virtually on the Internet. Please follow the instructions on the notice or Proxy Card that you received.

If you hold your Common Stock through an intermediary, such as a bank or broker, you must register in advance to attend the Special Meeting virtually on the Internet.

To register to attend the Special Meeting online by webcast you must obtain a Legal Proxy from your intermediary, confirming your power to vote the Common Stock, and submit a copy of such Legal Proxy reflecting your ownership of Common Stock along with your name and email address to Continental Stock Transfer & Trust, the Company’s registrar and transfer agent. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Standard Time, on March 3, 2024.

You will receive a confirmation of your registration by email after receipt of your registration materials.

Q:	Why are you holding a virtual meeting instead of an in-person meeting?

A:	We believe that holding a virtual meeting will enable more of our stockholders to attend and participate in the Special Meeting since our stockholders can participate from any location around the world with Internet access. Virtual meetings provide expanded access, improved communication and cost savings for us and our stockholders.

PROPOSAL 1

APPROVAL AND ADOPTION OF THE REVERSE STOCK SPLIT AMENDMENT

(ITEM 1 ON THE PROXY CARD)

Our Board has approved, and is recommending that our stockholders approve, a proposed amendment to our Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), to effect a reverse split of the issued and outstanding shares of the Common Stock at a ratio of between 1-for-4 and 1-for-14, with such ratio to be determined at the sole discretion of our Board (the “Reverse Stock Split”). The form of the proposed Reverse Stock Split Amendment to our Certificate of Incorporation to effect the Reverse Stock Split is attached as Annex A to this proxy statement. The text of the Reverse Stock Split Amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board deems necessary or advisable to effect the proposed amendment of the Certificate of Incorporation. If a Reverse Stock Split Amendment is filed with the Secretary of State of the State of Delaware, the amendment to the Certificate of Incorporation will affect the Reverse Stock Split by reducing the outstanding number of shares of the Common Stock by the ratio to be determined by the Board, but will not increase the par value of the Common Stock, and will not change the number of authorized shares of the common stock.

The Reverse Stock Split will also affect our outstanding stock options, shares of Common Stock issued under our 2023 Equity Incentive Plan, as well as our outstanding warrants. Under these plans and securities, the number of shares of common stock deliverable upon exercise or grant must be appropriately adjusted and appropriate adjustments must be made to the purchase price per share to reflect the Reverse Stock Split.

By approving Proposal 1 and the Reverse Stock Split, stockholders will approve the amendment to our Certificate of Incorporation pursuant to which any whole number of outstanding shares, between and including 4 and 14, would be combined into one share of common stock and authorize our Board to file one certificate of amendment, as determined by our Board in the manner described herein.

The sole purpose for the proposed Reverse Stock Split is to increase the per share market price of our Common Stock to meet the Nasdaq Bid Price Rule (as defined below) for continued listing on The Nasdaq Capital Market. The filing of the Reverse Stock Split Amendment and the Reverse Stock Split will only be implemented if our Board determines they are necessary to regain and maintain compliance with the Nasdaq Bid Price Rule.

We are proposing that our Board have the discretion both (i) file the Reverse Stock Split Amendment and (ii) if such Certificate is filed, to select the Reverse Stock Split ratio from within a range between and including 1-for-4 to 1-for-14. We are proposing such a range, rather than proposing that stockholders approve a specific ratio at this time, in order to give our Board the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board’s then-current assessment of the factors described below. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split is not intended as, and will not have the effect of a “going private transaction” covered by Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect.

Reasons for the Reverse Stock Split

Meet Nasdaq Continued Listing Requirements

As previously disclosed, on May 10, 2023, the Company received notification from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company was not in compliance with the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), because the closing bid price of the Company’s Common Stock was below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was granted a period of 180 calendar days from the date of notification, or until November 6, 2023, to regain compliance with the Bid Price Rule.

The Company submitted a letter to NASDAQ requesting a second 180-day period in order to regain compliance with NASDAQ Rule 5550(a)(2).

On November 7, 2023, the Company received a notice from the Listing Qualifications Department of Nasdaq (the “Staff”) informing the Company that it was not eligible for an additional 180 calendar day compliance period because the Company no longer complied with Nasdaq’s $5 million minimum stockholder equity initial listing requirement. As a result, the Staff determined that the Company’s securities would be subject to delisting unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company timely submitted a request for a hearing before the Panel, which request stayed any suspension or delisting action by Nasdaq at least until the hearing process concludes and any extension granted by the Panel expires.

Our Board has considered the potential harm to us of a delisting of the Common Stock and has determined that, if the Common Stock continues to trade below $1.00 per share, the consummation of the Reverse Stock Split is the best way to maintain liquidity by achieving compliance with the Bid Price Rule. Our Board also believes that the current low per share market price of the Common Stock has a negative effect on the marketability of our existing shares. Our Board believes there are several reasons for this effect. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Second, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Third, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that are a higher percentage of their total share value than would be the case if the share price of the common stock were substantially higher. This factor is also believed to limit the willingness of some institutions to purchase the Common Stock. Our Board anticipates that a Reverse Stock Split will result in a higher bid price for our Common Stock, which may help to alleviate some of these problems.

If this Proposal 1 is approved by the holders of the Common Stock and our Board decides to file the Reverse Stock Split Amendment to implement the Reverse Stock Split, our Board will determine the ratio of the Reverse Stock Split, in the range of between 1-for-4 and 1-for-14, inclusive, as determined in the judgment of our Board to be most likely sufficient to allow us to achieve and maintain compliance with the minimum $1.00 per share requirement for listing on the Nasdaq Capital Market for the longest period of time while retaining a sufficient number of outstanding, tradeable shares to facilitate an adequate market.

We believe that maintaining listing on the Nasdaq Capital Market will provide us with a market for the Common Stock that is more accessible than if Common Stock were traded on the OTC Bulletin Board or in the “pink sheets” maintained by the OTC Markets Group, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq Stock Market. Among other factors, trading on the Nasdaq Stock Market increases liquidity and may potentially minimize the spread between the “bid” and “asked” prices quoted by Market Makers (as defined in Nasdaq Rule 5005). Further, a Nasdaq Stock Market listing may enhance our access to capital, increase our flexibility in responding to anticipated capital requirements and facilitate the use of our Common Stock in any strategic or financing transactions that we may undertake. We believe that prospective investors will view an investment in us more favorably if our shares qualify for listing on the Nasdaq Stock Market as compared with the OTC markets.

Criteria to be Used for Decision to Apply the Reverse Stock Split

If our stockholders approve the Reverse Stock Split Amendment, our Board will be authorized, in its discretion, to proceed with the Reverse Stock Split. The exact ratio of the Reverse Stock Split, within the 1-for-4 to 1-for-14 range, would be determined by our Board and publicly announced by us prior to the effective time of the Reverse Stock Split. In determining whether to proceed with the Reverse Stock Split and setting the appropriate ratio for the Reverse Stock Split, our Board will consider, among other things, factors such as:

●	the Company’s compliance with Nasdaq’s continued listing rules (including, without limitation, the Bid Price Rule);

●	the number of shares of our Common Stock that would be outstanding following the Reverse Stock Split;

●	the then-prevailing and expected trading prices and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

●	business developments affecting us; and

●	prevailing general market and economic conditions.

Certain Risks Associated with the Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase our stock price.

We expect that the Reverse Stock Split will increase the per share trading price of our Common Stock. However, the effect of the Reverse Stock Split on the per share trading price of our Common Stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share trading price of our Common Stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of Common Stock following the Reverse Stock Split, and the Reverse Stock Split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the marketability of our Common Stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors.

Even if we implement the Reverse Stock Split, the per share trading price of our Common Stock may decrease due to factors unrelated to the Reverse Stock Split, including our future performance. If the Reverse Stock Split is consummated and the per share trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The proposed Reverse Stock Split may decrease the liquidity of our Common Stock and result in higher transaction costs.

The liquidity of our Common Stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our Common Stock as described above.

Effective Time

The effective time of the Reverse Stock Split (the “Effective Time”), if approved by stockholders and implemented by our Board of Directors, will be the date and time set forth in the Reverse Stock Split Amendment that is filed with the Delaware Secretary of State. The exact timing of the filing of the Reverse Stock Split Amendment (if in fact it is filed) will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders taking into consideration the factors noted above, among other matters that may be relevant at the time.

Notwithstanding any approval of the Reverse Stock Split, the Board may, at its sole discretion, abandon the filing of the Reverse Stock Split Amendment with the Delaware Secretary of State, without any further action by our stockholders. By voting in favor of the Reverse Stock Split, you are expressly authorizing the Board to delay, not proceed with, and/or abandon the Reverse Stock Split if it should so determine that such action is in the best interests of the Company and its stockholders.

Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Common Stock as reported on the Nasdaq Capital Market on the effective date of the certificate of amendment to the Certificate of Incorporation by (ii) the number of shares of Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest. Holders of as many as 13 shares (if we were to implement a 1-for-14 Reverse Stock Split) of Common Stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interests in connection with the Reverse Stock Split. The exact number by which the number of holders of the Common Stock would be reduced will depend on the Reverse Stock Split ratio adopted and the number of stockholders that hold less than the Reverse Stock Split ratio as of the effective date of the Reverse Stock Split.

Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

If you believe that you may not hold sufficient shares of Common Stock at the Effective Time to receive at least one share in the Reverse Stock Split and you want to continue to hold the Company’s Common Stock after the Reverse Stock Split, you may do so by either:

●	purchasing a sufficient number of shares of the Company’s Common Stock; or

●	if you have shares of Common Stock in more than one account, consolidating your accounts,

in each case, so that you hold a number of shares of our Common Stock in your account prior to the Reverse Stock Split that would entitle you to receive at least one share of Common Stock in the Reverse Stock Split. Shares of our Common Stock held in registered form and shares of our Common Stock held in “street name” (that is, through a broker, bank or other holder of record) for the same stockholder will be considered held in separate accounts and will not be aggregated when effecting the Reverse Stock Split.

Effects of the Reverse Stock Split

General

If the Reverse Stock Split is implemented by our Board, after the Effective Time, each stockholder will own a reduced number of shares of common stock. The principal effect of the Reverse Stock Split will be to proportionately decrease the number of outstanding shares of our Common Stock based on the reverse stock split ratio selected by our Board.

Voting rights and other rights of the holders of our Common Stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described above. For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of our Common Stock after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Effects on Shares of Common Stock

The principal effects of a Reverse Stock Split will be that:

●	Depending on the Reverse Stock Split ratio selected by the Board, from 4 to 14 shares of our Common Stock owned by a stockholder will be combined into one new share of our Common Stock;

●	By effectively condensing a number of pre-split shares into one share of Common Stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain. The Board may utilize the Reverse Stock Split as part of its plan to maintain the required minimum per share price of the Common Stock under the Nasdaq listing standards;

●	No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split; instead, stockholders who would be entitled to receive fractional shares of common stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will be issued an additional fraction of a share of common stock to round up to the next whole post-Reverse Stock Split share of common stock; and

●	Based upon the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise or vesting of all then outstanding stock options and warrants, which will result in a proportional decrease in the number of shares of Common Stock reserved for issuance upon exercise of such stock options and warrants, and a proportional increase in the exercise price of all such stock options and warrants.

The Reverse Stock Split will not change the number of authorized shares of Common Stock or the relative voting power of such holders of our outstanding Common Stock. Therefore, the number of authorized but unissued shares of our Common Stock will effectively increase and will be available for reissuance by the Company. Given the Company’s current financial position and liquidity needs within the next year, the Board has determined that maintaining the Company’s current number of authorized shares is warranted and in the best interest of the Company and its stockholders. Failure to successfully receive additional financing will require the Company to delay, scale back or otherwise modify its business and its research and development activities and other operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern, and therefore maintaining the Company’s ability to raise additional financing through an issuance of its authorized shares is important to the Company’s continued operations.

After the effective date of the Reverse Stock Split (if our Board determines to implement such split), our common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our Common Stock. Our common stock is currently registered under Section 12(b) of the Securities Exchange Act and we are subject to the periodic reporting and other requirements of the Exchange Act.

Effect on Par Value

The proposed amendments to our Certificate of Incorporation will not affect the par value of our Common Stock, which will remain at $0.001.

Reduction In Stated Capital

As a result of the Reverse Stock Split, upon the Effective Time, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Effect on the Company’s Equity Plans

Under our 2023 Equity Incentive Plan (the “2023 Plan”), the Board has discretion to determine the appropriate adjustment to the awards granted under our Stock Plans in the event of a reverse stock split. Accordingly, if the Reverse Stock Split is effected, the number of shares available for issuance under the 2023 Plan, as well as the number of shares subject to any outstanding award under the 2023 Plan, and the exercise price, grant price or purchase price relating to any such award under the 2023 Plan, are expected to be proportionately adjusted by the Board to reflect the Reverse Stock Split. The Board will also determine the treatment of fractional shares subject to stock options and other outstanding awards under the 2023 Plan. In addition, pursuant to the authority provided under the 2023 Plan, the Board is expected to authorize the Company to effect any other changes necessary, desirable or appropriate to give effect to the Reverse Stock Split, including any applicable technical, conforming changes to our 2023 Plan.

Shares Held in Book-Entry and Through a Broker, Bank or Other Holder of Record

If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our Common Stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you are entitled to post-Reverse Stock Split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our Common Stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you will warrant that you owned the shares of the Company’s Common Stock for which you received a cash payment.

At the Effective Time, we intend to treat stockholders holding shares of our Common Stock in “street name” (that is, through a broker, bank or other holder of record) in the same manner as registered stockholders whose shares of our Common Stock are registered in their names. Brokers, banks or other holders of record will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name”; however, these brokers, banks or other holders of record may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our Common Stock with a broker, bank or other holder of record, and you have any questions in this regard, we encourage you to contact your holder of record.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this proposal and we will not independently provide our stockholders with any such rights.

Interest of Certain Persons in Matters to be Acted Upon

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is not shared by all of our other stockholders.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split that generally are expected to be applicable to U.S. Holders (as defined below) of our Common Stock, but does not purport to be a complete discussion of all of the potential tax consequences relating the Reverse Stock Split. This summary is based on the provisions of the U.S. federal income tax law as in effect on the date of this proxy statement, including the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations promulgated thereunder, judicial authorities and current administrative rulings and practices. Changes to these laws could alter the tax consequences described below, possibly with retroactive effect, which may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the Internal Revenue Service or the courts will agree with the positions expressed below.

This summary assumes that the U.S. Holder’s Common Stock will be, both before and after the Reverse Stock Split, held as a “capital asset,” as defined in the Code (generally, property held for investment). Further, it does not discuss the tax consequences of the Reverse Stock Split under state, local or non-U.S. laws or under gift, excise or other non-income tax laws, or the application of the alternative minimum tax rules, the Medicare contribution tax on net investment income or the special tax accounting rules under Section 451(b) of the Code. This summary does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Reverse Stock Split (whether or not any such transactions are consummated in connection with the Reverse Stock Split), or the tax consequences to holders of options, warrants or similar rights to acquire common stock. In addition, this summary does not address the tax consequences applicable to a holder’s particular circumstances or to holders that are subject to special tax rules, including without limitation banks, financial institutions, insurance companies, regulated investment companies, mutual funds, real estate investment trusts, personal holding companies, non-U.S. entities, nonresident alien individuals, certain former U.S. citizens or long-term residents, brokers, dealers, or traders in securities, currencies or commodities, tax-exempt entities, persons that hold Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other integrated or risk reduction transaction, persons whose Common Stock constitutes qualified small business stock within the meaning of Section 1202 of the Code, holders who hold their common stock through individual retirement or other tax-deferred accounts, holders of Common Stock that are not U.S. Holders (as defined below), holders of Common Stock that have a functional currency for U.S. federal income tax purposes other than the U.S. dollar, holders who acquired their Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code, holders who acquired their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or holders of Common Stock that are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities.

For purposes of this discussion, a U.S. Holder means a beneficial owner of our Common Stock that is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof, including the District of Columbia; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. A U.S. Holder that receives solely a reduced number of shares of Common Stock generally will not recognize gain or loss in the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in the reduced number of shares of Common Stock should equal the U.S. Holder’s aggregate tax basis in its pre-Reverse Stock Split shares of Common Stock, and such U.S. Holder’s holding period in the reduced number of shares of Common Stock should include the holding period in its pre-Reverse Stock Split shares of Common Stock exchanged. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of common stock received in a recapitalization such as the Reverse Stock Split. U.S. Holders should consult their tax advisors as to application of the foregoing rules where shares of Common Stock were acquired at different times or at different prices. A U.S. Holder that receives both a reduced number of shares of Common Stock and cash in lieu of fractional shares as a result of the Reverse Stock Split will be treated as having received the fractional shares pursuant to the Reverse Stock Split and then as having exchanged the fractional shares for cash in a redemption by the Company, and generally should recognize gain or loss equal to the difference, if any, between the amount of cash received in lieu of a fractional share and its adjusted basis allocable to the fractional share. Such gain or loss will be long-term capital gain or loss if the pre-Reverse Stock Split shares were held for more than one year at the time of the Reverse Stock Split. Long-term capital gains of individuals are generally subject to tax at reduced rates. There are limitations on the deductibility of capital losses. A U.S. Holder’s aggregate tax basis in the reduced number of shares of Common Stock, if any, should equal the U.S. Holder’s aggregate tax basis in its pre-Reverse Stock Split shares of common stock decreased by the basis allocated to the fractional share for which such U.S. Holder received cash, and the holding period of the reduced number of shares of Common Stock received should include the holding period of the pre-Reverse Stock Split shares of Common Stock exchanged.

No gain or loss will be recognized by the Company as a result of the proposed Reverse Stock Split.

Information Reporting and Backup Withholding

A holder of Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the Reverse Stock Split. To avoid backup withholding, each holder of Common Stock that does not otherwise establish an exemption should provide its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely and properly furnished to the Internal Revenue Service. Holders of Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, as well as the procedures for obtaining a credit or refund if backup withholding is imposed.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO U.S. HOLDERS. IT IS NOT TAX ADVICE OR A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER. ALL HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM, INCLUDING RECORD RETENTION AND TAX-REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

Vote Required for Approval of this Proposal

The affirmative vote of a majority of the votes cast at the Special Meeting is required to approve the amendment of the Company’s Certificate of Incorporation to effect the Reverse Stock Split. This means that the proposal will pass if the votes cast “for” the Reverse Stock Split Proposal exceed the votes cast “against” such proposal.

Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal. We believe this proposal is considered a “routine” matter under applicable stock exchange rules, and we expect your broker will have discretion to vote your shares on the Reverse Stock Split Proposal. If a proxy is properly submitted but no direction is made, the persons named in your proxy will vote your shares “FOR” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN
AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A
REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK AT AN
EXCHANGE RATIO BETWEEN 1-FOR-4 TO 1-FOR-14, AND GIVE THE COMPANY’S BOARD
OF DIRECTORS AUTHORITY TO DETERMINE WHETHER FILING
SUCH AMENDMENT IS NECESSARY AND, IF SO, THE RATIO OF SUCH SPLIT.

PROPOSAL 2

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE OR
DATES, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF
THERE ARE INSUFFICIENT VOTES TO ADOPT PROPOSAL 1.

If at the Special Meeting the number of votes represented by shares of the Common Stock present or represented and voting in favor of Proposal 1 is insufficient to approve the proposal, our management may move to adjourn the Special Meeting in order to enable our Board to continue to solicit additional proxies in favor of Proposal 1. In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If our stockholders approve the adjournment, postponement or continuation proposal, we could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of Proposal 1, including the solicitation of proxies from stockholders that have previously voted against the proposals.

Vote Required for Approval of this Proposal

The affirmative vote of the majority of votes represented by shares present in person or represented by proxy and entitled to vote thereon at the Special Meeting is required to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt Proposal 1.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE OR DATES, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES TO ADOPT PROPOSAL 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table, together with the accompanying footnotes, sets forth information, as of the Record Date, regarding stock ownership of all persons known by Nexalin Technology to own beneficially more than five percent (5%) of Nexalin Technology’s outstanding Common Stock, Named Executive Officers, and all directors of Nexalin Technology as a group:

Names of Beneficial Owner(1) Executive Officers and Directors	Shares of Common Stock Beneficially Owned(2)	Percentage
Mark White	781,554(3)	9.57%
David Owens, M.D.	283,495(4)	3.47%
Marilyn Elson and Leonard Osser	944,744(5)	11.57%
Alan Kazden	85,631(6)	1.05%
Ben V. Hu, M.D.	165,636(7)	2.03%
Michael Nketiah	-	-
All directors & executive officers as a group (seven persons)	2,261,060	27.69%

(1)	The addresses of the persons named in this table are as follows: Mark White, David Owens, M.D., Marilyn Elson and Leonard Osser, Alan Kazden, Ben V. Hu, M.D., and Michael Nketiah: 1776 Yorktown, Suite 550, Houston, TX 77056.
(2)	A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the record date, January 17, 2024, upon the exercise of options and warrants or conversion of convertible securities as applicable. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within sixty (60) days from January 17, 2024, have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. The percentages for each beneficial owner are determined based on dividing the number of shares of Common Stock beneficially owned by the sum of the outstanding shares of Common Stock on January 17, 2024, and the number of shares underlying options exercisable and convertible securities convertible within sixty (60) days from January 17, 2024, held by the beneficial owner.
(3)	Includes 447,427 shares to be issued to Mr. White pursuant to stock option grants under the terms and conditions of his employment agreement and 25,000 warrants to purchase Common Stock.
(4)	Includes 139,821 shares to be issued to Dr. Owens pursuant to stock option grants under the terms and conditions of his employment agreement and 2,500 warrants to purchase Common Stock.
(5)	Includes 835,244 shares and 109,500 warrants to purchase Common Stock held jointly by Ms. Elson and Leonard Osser, her spouse.
(6)	Includes 2,500 warrants to purchase Common Stock. All shares and warrants are owned by the Alan and Natalie Kazden Family Trust. Mr. Kazden has voting and dispositive control over all of such shares.
(7)	Includes 161,470 shares and shares held by Mr. Hu, 3,582 shares held jointly by Mr. Hu and Amy Lun Hu, his spouse, and 584 shares held jointly by Mr. Hu and David D. Hu, his son.

OTHER BUSINESS

As of the date of this Proxy Statement, we know of no other business that will be presented for consideration at the Special Meeting other than the items referred to above. If any other matter is properly brought before the Special Meeting for action by stockholders, the persons designated as proxies will vote all shares in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with their best judgment.

ADDITIONAL INFORMATION

Householding

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. If you would like to receive a separate copy of this year’s Proxy Statement, please address your request for delivery of the Proxy Statement to Corporate Secretary, Nexalin Technology, Inc., 1776 Yorktown, Suite 550, Houston, Texas 77056.

Electronic Availability of Proxy Statement

As required by SEC rules, we are making this Proxy Statement available to stockholders electronically via the Internet at https://www.cstproxy.com/nexalin/sm2024.

If you received a paper copy of this Proxy Statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on https://www.cstproxy.com/nexalin/sm2024. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you reduce the amount of mail you receive and help preserve environmental resources. Registered stockholders may elect to receive electronic proxy access or a paper notice of availability for future stockholder meetings by registering online at https://www.cstproxy.com/nexalin/sm2024. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location. Beneficial or “street name” stockholders who wish to elect one of these options may also do so at https://www.cstproxy.com/nexalin/sm2024.

By order of the Chairman of the Board

Leslie Bernhard

Houston, Texas

January 16, 2024

ANNEX A

FORM OF CERTIFICATE OF AMENDMENT OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF NEXALIN TECHNOLOGY, INC.

Nexalin Technology, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:

FIRST: The name of the Corporation is Nexalin Technology, Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended, and any amendments thereto (the “Certificate of Incorporation”), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on November 17, 2021.

THIRD: The following additional provisions are added to Article FOURTH of the Certificate of Incorporation to state as follows:

“b) Upon the filing of this Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each ________ outstanding shares of Common Stock outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be combined and converted into one (1) share of Common Stock (the “New Common Stock”) based on a ratio of one share of New Common Stock for each _____ shares of Old Common Stock (the “Reverse Split Ratio”). This reverse stock split (the “Reverse Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth under this Article FOURTH.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split, all of which shares of New Common Stock be rounded up to the nearest whole number of such shares. All references to “Common Stock” in these Articles shall be to the New Common Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis, except that the Reverse Split will be effectuated on a certificate-by-certificate basis for shares held by registered holders. For shares held in certificated form, certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares of New Common Stock as is reflected on the face of such certificates for the Old Common Stock, divided by the Reverse Split Ratio and rounded up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

A-1

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of Eastern Time on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [●] day of [●], 202[●].

NEXALIN TECHNOLOGY, INC.

By:
Mark White
President and Chief Executive Officer

A-2

185319 Nexalin Tech. Proxy Card Rev1 Front YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet, Smartphone or Tablet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail NEXALIN TECHNOLOGY, INC. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on March 6, 2024. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online special meeting, you will need your 12 digit control number to vote electronically at the special meeting. To attend the special meeting, visit: https://www.cstproxy.com/nexalin/sm2024 MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY The Board of Directors recommends you vote FOR proposals 1 and 2. 1. Approval of an amendment to the Company’s FORAGAINST ABSTAIN Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. Please mark X your votes like this 2. Approval of the adjournment of the Special FOR AGAINST ABSTAIN Meeting to a later date or dates, if necessary or appropriate NOTE: In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournment thereof. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CONTROL NUMBER ignature_________________________________Signature, if held jointly__________________________________Date___________, 2024 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If it is a corporation, limited liability company, or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer.

185319 Nexalin Tech. Proxy Card Rev1 Back Important Notice Regarding Availability of Proxy Materials for the Special Meeting: https://www.cstproxy.com/nexalin/sm2024. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY NEXALIN TECHNOLOGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING ON MARCH 7, 2024 The undersigned hereby appoints Mark White and Alan Kazden, and each of them, with the full power of substitution, the attorneys and proxies of the undersigned to attend the Special Meeting of Stockholders of Nexalin Technology, Inc., (the “Company”) to be held on March 7, 2024 at 10 a.m. ET, in a virtual meeting conducted via live audio webcast at https://www.cstproxy.com/nexalin/sm2024 and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. Continued and to be signed on the reverse side.